Exhibit 2.01

AGREEMENT AND PLAN OF REORGANIZATION

Agreement and Plan of Reorganization (referred to as “Agreement and/or Plan of Reorganization”), dated June 29, 2017, by and between SIBANNAC, INC., a Nevada corporation (referred to as “Purchaser”), and IMBUTEK HOLDINGS CORP., a Nevada corporation (referred to as “Seller”) and the undersigned shareholders of Seller (referred to as “shareholders”).

PLAN OF REORGANIZATION

This Plan of Reorganization shall be reorganization within the meaning of Section 368(a)(l)(C) as amended. Purchaser shall acquire substantially all of the properties, assets and business of Seller in exchange solely for a part of Purchaser's voting common stock. As soon as practical Seller will completely liquidate and dissolve and will cause to be distributed to its shareholders, pro rata to stock ownership, all of its right, title and interest in and to the shares of Purchaser's voting common stock to be received by Seller in exchange for the surrender by shareholders for cancellation of certificates representing all of Seller's outstanding common stock.

AGREEMENT

In order to consummate the above plan of reorganization, and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, the parties approve and adopt this agreement and plan of reorganization and mutually covenant and agree as follows:

1.	Assets To Be Transferred. Liabilities To Be Assumed. Shares To Be Issued and Dissolution of Seller.

1.1	Assets To Be Transferred.

On the Closing Date (defined), Seller will convey, transfer, assign and deliver to Purchaser 100% of all the assets of Seller, including but not limited to: 100% of the ownership interest in Orange Tree Financial, LLC. Purchaser will accept and acquire all the business, furniture, fixtures, equipment, goodwill, business name, licenses, property and assets of every kind and wherever situated which are owned by Seller, or in which Seller has any right or interest, as of the Closing Date, except those provided in subparagraph 1.2.

1.2	Assets To Be Retained. Seller shall retain:

(a)	Seller's franchise to be a corporation, its certificate of incorporation, corporate seal, stock books, minute book and other corporate records having exclusively to do with the corporate organization and capitalization of Seller. Purchaser or its designated agents may have reasonable access to books and records and may make excerpts.

1.3	Liabilities Not Assumed.

Anything to the contrary notwithstanding, Purchaser shall only assume the following liabilities expressly listed in this subparagraph:

(a)	None.

1.4	Consideration To Be Given.

Upon the terms and conditions set forth in this agreement and in exchange for the business, property, furniture, fixtures, equipment, name, goodwill, and assets of Seller to be transferred, Purchaser, in addition to assuming Seller's liabilities specified subparagraph 1.3, if any, will:

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(a)	issue and deliver to Seller certificates representing 43,872,806 shares of Purchaser's common stock registered in the name of Seller (“SNNC Common Shares”), and issue and deliver to Seller certificates representing 100% of the Purchaser's preferred stock registered in the name of Seller (“SNNC Preferred Shares”).

1.5	Adjustment for Forward Stock Split.

Both Parties have agreed to a subsequent forward split of its outstanding common stock or effect a reclassification or combination of its outstanding common stock by way of recapitalization, merger, consolidation or otherwise, or declare a stock dividend payable to its shareholders of record with respect to its common stock, on or subsequent to, the Closing Date, the number of shares of common stock to be delivered to Seller pursuant to subparagraph 1.4 shall in the case of a stock dividend be increased by the number of shares or in the case of a stock split, combination or reclassification be changed into the number of shares of common stock or other voting stock as the Seller would have been entitled to receive on account of that dividend, stock split, reclassification or combination had the Seller owned of record the shares to be delivered under subparagraph 1.4 on the record date of the stock split, combination, reclassification or payment of such dividend.

2.	Representations and Warranties of Seller and Shareholders.

Seller and Shareholders jointly and severally represent and warrant as follows:

2.1	Organization and Authority.

(a)	Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes qualification necessary.

(b)	Seller does not own all of the outstanding stock of any corporation.

(c)	The outstanding shares of Seller are legally and validly issued, fully paid and nonassessable. Seller has not issued and do not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into such corporation's securities and has not agreed to issue or sell any additional securities.

(d)	The execution and delivery of this agreement does not, and, subject to the approval and adoption by the shareholders of Seller contemplated, the consummation of the transaction contemplated will not violate any provision of Seller's certificate of incorporation or bylaws, or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which Seller is a party or by which it is bound and will not violate any other restriction of any kind or character to which it is subject.

2.2	Financials.

(a)	All accounts receivable of Seller shown on the books of account on Closing Date, and as incurred in the normal course of business since that date, are collectible in the normal course of business.

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(b)	Seller has good and marketable title to all assets, business and properties including, without limitation, all properties reflected in the balance sheet as of the date of Closing, except as disposed of in the normal course of business, free and clear of any mortgage, lien, pledge, charge, claim or encumbrance.

(c)	All currently used property and assets of Seller or in which it has an interest or possession, are substantially in good operating condition and repair subject only to ordinary wear and tear.

2.3	Liabilities.

(a)	There are no liabilities of Seller, whether accrued, absolute, contingent or otherwise which arose or relate to any transaction of Seller, its agents or servants occurring prior to the date of Closing, which are not disclosed by or reflected in the financial statements, except as disclosed in Exhibit A. There are no liabilities of Seller which have arisen or relate to any transaction of Seller, its agents or servants, occurring since date of Closing other than normal liabilities incurred in the normal conduct of Seller's business, except as disclosed in Exhibit A. As of this date there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except in the normal course of Seller's business, except as disclosed in Exhibit A.

(b)	All parties with whom Seller have contractual arrangements are in substantial compliance therewith. Seller is not in default in any material respect under any contracts to which it are a party. All leases and contracts to which Seller is a party is assignable or the other party has consented to assignment.

(c)	All corporate acts required of Seller have been taken and all reports and returns required to be filed by them with any governmental agency have been filed. Seller is in substantial compliance with all, and has no notice of any claimed violation of any, applicable federal, state, county and local laws, ordinances or regulations, including those applicable to discrimination in employment, pollution and safety except as disclosed in Exhibit A.

(d)	There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving Seller, or their assets, properties, or business, nor does Seller know, or have reasonable grounds to know, of any basis for any proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, except as disclosed in Exhibit A.

(e)	All of the tangible real and personal properties of Seller are in substantial compliance with applicable laws, ordinances, rules and regulations of all public authorities having jurisdiction.

(f)	The past and anticipated future operations of Seller do not infringe or violate any patents, patent rights, trademarks, trade names, copyrights and/or licenses of others.

(g)	To the knowledge of the officers of Seller there is no event, condition or trend of any character which might materially and adversely affect the financial condition, business, properties or assets of Seller.

(h)	The assets of Seller are adequately insured and all policies of insurance carried by Seller are in full force and all premiums are paid to date.

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(i)	All negotiations relative to this agreement and the transaction contemplated have been carried on directly by Seller with Purchaser without the intervention of any broker or third party. Seller has not engaged, consented to or authorized any broker, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transaction contemplated by this agreement.

(j)	There are no inquiries, investigations or pending claims or litigation challenging or threatening to challenge Seller's right, title and interest with respect to their continued use and right to preclude others from using any patent, patent application, invention, discovery, trademark, trade name and copyright of Seller.

(k)	Seller has not granted any license or made any assignment of any of its patents, patent application, invention discovery, trademarks, trade names or copyrights, nor does it pay any royalties or other consideration for the right to use any patents, patent rights, trademarks, trade names or copyrights of others.

(l)	To the knowledge of the officers of Seller, the Seller is not a party to nor bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Seller.

2.4	Accuracy of All Statements Made by Seller.

No representation or warranty by Seller in this agreement, nor any statement, certificate, schedule or exhibit furnished or to be furnished by or on behalf of Seller pursuant to this agreement, nor any document or certificate delivered to Purchaser pursuant to this agreement or in connection with actions contemplated, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained not misleading.

3.	Representations and Warranties by Shareholders.

Each shareholder, as an inducement to cause Purchaser to enter into this agreement, severally represents and warrants that:

3.1	Ownership of Shares.

(a)	He or she owns of record and beneficially the number of shares set forth opposite his or her signature to this agreement.

(b)	The aggregate shares set forth opposite the shareholder signatures to this agreement represent all issued and outstanding shares of Seller.

3.2	Cooperation.

He or she will cooperate in all respects to the end that the transactions contemplated by this agreement will be consummated and he or she will vote all of his or her shares in favor of consummating this agreement.

3.3	Contracts with Seller.

He or she has no contracts or agreements with Seller.

3.4	Lack of Economic Interest in Competitor.

He or she does not have (nor does any person who would be his or her heir or descendant if he or she were not living or his or her spouse) any direct or indirect interest (except through ownership of securities listed on a national securities exchange) in (i) any entity which does business with Seller or is competitive with their business or (ii) any property, asset or right which is used by Seller in the conduct of its business.

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3.5	Obligations to Seller.

All obligations of any shareholder (or any person who would be an heir or descendant if he or she were not living or his or her spouse), or any entity in which he or she has any interest (except through ownership of securities listed on a national securities exchange), to Seller are listed as to amount, payment schedule and obliger on Exhibit B hereto.

4.	Representations and Warranties of Purchaser.

Purchaser represents and warrants as follows:

4.1	Organization and Good Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2	Performance of This Agreement;.

The execution and performance of this agreement and the issuance of stock contemplated have been authorized by the board of directors of Purchaser.

4.3	Legality of Shares To Be Issued.

The shares of Purchaser's common stock to be delivered pursuant to this agreement, when delivered, will have been duly and validly authorized and issued by Purchaser and will be fully paid and nonassessable.

4.4	No Covenant as to Tax Consequences.

It is expressly understood and agreed that neither Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this agreement or the tax consequences of any action pursuant to or growing out of this agreement.

5.	Covenants of Purchaser.

5.1	Purchaser agrees to change its corporate name to “Imbutek Holdings Corp.” as promptly as practical after the Closing Date; and

6.	Conditions Precedent to Seller's Obligations.

Each and every obligation of Seller to be performed on the Closing Date shall be subject to the prior satisfaction of the following conditions by Purchaser:

6.1	Settlement of Trade Payables.

Purchaser shall work diligently to settle all trade payables currently owed by Purchaser, approximately $112,000 as of the date of this Agreement and as shown on Schedule 6.1, to the satisfaction of Seller.

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6.2	Settlement of $250,000.00 Convertible Note.

Purchaser shall work diligently to settle an outstanding convertible note in the amount of $250,000.00 owed by Purchaser as shown on Schedule 6.2, to the satisfaction of Seller.

6.3	Settlement with Original Investors.

Purchaser shall have some form of an executed agreement or understanding with the original investors regarding their outstanding liability to the original investors as shown on Schedule 6.3, which is approximately $86,000.00 with a one-time conversion into common shares of the Purchaser at $0.10 per share non-dilutable.

6.4	Compliance with Covenants and Conditions.

Purchaser shall have performed and complied with all its obligations under this Agreement which are to be performed or complied with on the Closing Date, including the delivery of the closing documents specified in subparagraph 12.3.

6.5	Absence of Suit.

No suit or proceeding shall be threatened or pending in which it will be or it is sought, by anyone, to restrain, prohibit, challenge or obtain damages or other relief in connection with this agreement or the consummation of the transactions contemplated, or in connection with any material claim against Purchaser not disclosed or in the exhibits.

6.6	Shareholder Authorization.

The sale of the business, property and assets of Seller in the manner contemplated by this agreement shall have been duly and validly authorized by the holders of Purchaser's stock issued and outstanding in accordance with the laws of the State of Nevada.

6.7	No Material Adverse Change.

As of the Closing Date there shall not have occurred any material adverse change which materially impairs the ability of Purchaser to conduct its business or the earning power on the same basis as in the past.

6.8	Accuracy of Financial Statement.

Seller and its representatives shall be satisfied as to the substantial accuracy of all balance sheets, statements of income and other financial statements of Purchaser furnished to Seller.

6.9	Approval of Purchaser's Board of Directors.

This agreement shall have been approved by the board of directors of Purchaser.

6.10	Employment Contracts.

Employment contracts referred to in subparagraph 11.3(d) shall have been executed.

6.11	Time Limit on Closing.

Closing shall have taken place on or before June 29, 2017.

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7.	Conditions Precedent to Purchaser' s Obligations.

Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the prior satisfaction of the following conditions by Seller:

7.1	Truth of Representations and Warranties.

Seller's representations and warranties contained in this agreement shall be true at and as of the Closing Date as though the representations and warranties were made at and as of the transfer date.

7.2	Time Limit on Closing.

Closing shall have taken place on or before June 29, 2017.

8.	Limitations on Survival and Effect of Certain Warranties, Representations and Covenants.

All statements contained in any certificate, instrument or document delivered by or on behalf of any of the parties pursuant to this agreement and the transactions contemplated shall be deemed representations and warranties by the respective parties.

8.1	Shareholders' Obligations.

The representations and warranties and covenants of shareholders contained in this agreement shall survive the Closing Date, and any investigation made by Purchaser or its agents, and all representations, warranties and covenants surviving shall be deemed joint and several.

8.2	Purchaser's Obligations.

The representations, warranties and covenants of Purchaser contained in this agreement shall survive the Closing Date.

9.	Indemnification.

9.1	Requirement of Indemnification.

Shareholders jointly and severally shall indemnify, hold harmless, and defend Purchaser for any loss, cost, expense or other damage suffered, including attorney's fees, by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by Seller or shareholders which survives the closing as provided in paragraph 8.

9.2	Notice.

Purchaser shall assert any right to indemnification by furnishing shareholders, or any other person as may be designated in writing by shareholders, with a written notice and list of charges detailed by item showing the nature of any breach of any representation, warranty or covenant, date of payment or assertion of claim, summary of settlement or litigation procedures, and the amount of the loss, cost or expense. If the right to indemnification is based on a claim of a third party, Purchaser shall give the notice within 120 days after Purchaser has notice of any claim and shareholders shall have the right to contest any such claim by a third party but all expenses of the contest shall be borne by shareholders.

9.3	Resolution of Claim.

Except in the event that the claim for indemnification is based upon a claim of a third party and shareholders shall have notified Purchaser that it will contest the claim, unless shareholders object to the determination or computation of the total amount of the indemnification shown on the written notice specified in subparagraph 9.2 within 60 days after receipt, the total amount of indemnification shown by notice shall be paid by shareholders to Purchaser. If shareholders object to the determination contained in the written notice specified in subparagraph 9.2 within 60 days after receipt, they shall have the right to submit any claim for indemnification not brought by a third party to the American Arbitration Association for binding arbitration in accordance with its rules, and the expenses of the American Arbitration Association shall be borne equally by the parties.

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10.	Exemption from Registration.

10.1	The parties hereby agree that the SNNC Shares to be exchanged shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder and exempt from the registration requirements of the State of Arizona. In furtherance thereof, Sellers will execute and deliver to Purchaser on the Closing Date, investment letters suitable to legal counsel for Purchaser.

10.2	Notice of Limitation Upon Disposition.

Each shareholder is aware that the shares distributed will not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, he or she will probably have to retain the shares for a period of at least one year and at the expiration of the one year period sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and the disposition may be available only if the Purchaser is current in his or her filings with the SEC and the shareholders are aware of Rule 144 issued by the SEC under the Securities Act of 1933, as amended, and the other limitations imposed on their disposition of Purchaser's shares.

10.3	Piggyback Rights

(a) In the event Purchaser files a registration statement under the Securities Act of 1933, as amended, with respect to shares of its common stock, prior to December 31, 2017, on a form appropriate for registering shareholders' common stock, Purchaser shall give written notice to shareholders prior to filing, and shareholders shall have the right to request to have included such shares of Purchaser's common stock as shall be specified in the request, provided, however, that the inclusion of the shares shall not interfere with Purchaser's registration of its shares and that in no event shall Purchaser be obligated (i) to file a registration statement at any time, or (ii) to keep the prospectus with respect to the stock current for more than 30 days after the effective date of the registration statement; and provided, further, that all shares sold pursuant to the registration statement are effected within the 30 day period. If shareholders do not make a request for registration within 20 days after receipt of notice from Purchaser, Purchaser shall have no obligation to include any shares of Purchaser's common stock owned by those shareholders in the registration statement.

(b) If and whenever the Company undertakes the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(i) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until such Registration Statement has been effective for a period of one (1) year, and comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities covered by such Registration Statement in accordance with the shareholder's intended method of disposition set forth in such Registration Statement for such period;

(ii) furnish to such shareholders such number of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such Registration Statement; and,

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(iii) immediately notify the shareholder when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(c) In connection with each Registration Statement described in this Section 11.3, such shareholders will furnish to the Company in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

11.5	Shareholder Agreement

Each shareholder agrees that such shareholder will not, directly or indirectly, voluntarily or involuntarily transfer any of its shares of Purchaser and that such transfer will be void, except for transfers made pursuant to that certain Shareholder's Agreement dated June 29, 2017 ("Shareholder's Agreement") hereby incorporated herein by this reference. Further each shareholder agrees to execute any and all such further documents necessary to carry into effect the transaction contemplated by this agreement including without limitation executing voting agreements, agreements to sell shares, or agreements to tender.

10.4	Payment of Expenses.

In the event of a registration under this Section 11, shareholders exercising rights under paragraph 11.3 shall pay and bear the direct selling fees, disbursements and expenses, including without limitation all underwriters' discounts, commissions and expenses related to shareholders exercise of rights under paragraph 11.3, but no other cost of registration.

11.	Closing.

11.1	Time and Place.

The closing of this transaction ("closing") shall take place at the offices of IMBUTEK HOLDINGS, CORP. in Scottsdale, Arizona on or before June 29, 2017, or at any other time and place as the parties shall agree upon. This date is referred to in this agreement as the "Closing Date."

11.2	Documents To Be Delivered by Seller.

At the closing Seller shall deliver to Purchaser the following documents:

(a)	Deeds of real estate and bills of sale and such other instruments of assignment, transfer, conveyance or endorsement as will be sufficient in the opinion of Purchaser and its counsel to transfer to Purchaser full, complete and absolute title to all assets of the Seller to be transferred.

(b) Documents showing the transfer of 100% ownership interests in Cherry Hill Financial, LLC and Orange Tree Financial, LLC to Purchaser.

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(c) Any other documents of transfer, certificates of authority and other documents as Purchaser may reasonably request.

11.3	Subsequent Documents To Be Delivered by Purchaser.

After the closing Purchaser, shall deliver to Seller the following documents:

(a)	An employment agreement between David Mersky and Purchaser in satisfactory form and upon satisfactory terms to Seller.

(b)	An employment agreement between Rich Heineck and Purchaser in satisfactory form and upon satisfactory terms to Seller.

(c)	A certified copy of the duly adopted resolutions of shareholders and board of directors authorizing the transactions contemplated by this agreement.

(d)	A copy of the bylaws of Seller certified by its secretary and a copy of the certificate of incorporation of Seller certified by the secretary of state.

(e)	Incumbency certificate relating to all parties executing documents relating to any of the transactions contemplated.

(f)	Certificates for the number of shares of Purchaser's common stock as determined m subparagraph 1.4. These shares are to be registered in the name and denominations as Seller may specify.

(g)	A certified copy of the duly adopted resolutions of Purchaser's board of directors or executive committee authorizing or ratifying the execution and performance of this agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions.

12.	Law Governing.

This agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Arizona.

13.	Assignment.

This agreement shall not be assigned by any party without the written consent of the others.

14.	Amendment and Modification.

Purchaser and Seller may amend, modify and supplement this agreement in any manner as may be agreed upon by them in writing.

15.	Termination and Abandonment.

This agreement may be terminated and the transaction provided for by this agreement may be abandoned without liability on the part of any party to any other, at any time before the Closing Date:

(a)	By mutual consent of Purchaser and Seller;

(b)	By Purchaser:

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(1)	If any of the conditions provided for in paragraph 6 of this agreement have not been met and have not been waived in w1iting by Purchaser;

(c)	By Seller:

(1)	If any of the conditions provided for in paragraph 7 of this agreement have not been met and have not been waived in writing by Seller.

In the event of termination and abandonment by any party as provided above in this paragraph 17, written notice shall be given to the other party, and each party shall pay its own expenses incident to preparation for the consummation of this agreement and the transactions contemplated.

16.	Notices.

All notices, requests, demands and other communications shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

(a)	If to Seller, to Imbutek Holdings Corp., Inc. at 2122 North Highland Avenue, Suite 425, Scottsdale, Arizona or to any other person and place as Seller shall furnish to Purchaser in writing; or

(b)	If to Purchaser, to Sibannac, Inc. at C/O Hart & Hart LLC, 1624 Washington Street, Denver, CO 80203, or to any other person and place as Purchaser shall furnish to Seller in writing.

17.	Announcements.

Announcements concerning the transactions provided for in this agreement by either Seller or Purchaser shall be subject to the approval of the other in all essential respects, except that Seller's approval of form shall not be required as to any statements and other information which Purchaser may submit to the Securities and Exchange Commission, the New York Stock Exchange or Purchaser's shareholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or New York Stock Exchange.

18.	Entire Agreement.

This instrument embodies the entire agreement between the parties with respect to the transactions contemplated, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for.

19.	Counterparts.

This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Headings.

The headings in the paragraphs of this agreement are inserted for convenience only and shall not constitute a part.

21.	Further Documents.

Purchaser and Seller agree to execute any and all other documents and to take any other action or corporate proceedings as may be necessary or desirable to carry out the terms of this Agreement.

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[Signature provisions on following page]

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In witness of, the parties have caused this agreement to be duly executed all as of the day and year first written above.

PURCHASER:

SIBANNAC, INC.,
a Nevada Corporation

	Signature:	/s/ Rich Heineck

	By:	Rich Heineck
	Title:	President/CEO

SELLER:

IMBUTEK HOLDINGS CORP., INC.
a Nevada corporation

	Signature:	/s/ David Mersky

	By:	David Mersky
	Title:	Chief Executive Officer

SHAREHOLDER:
Name: David Mersky	Signature:	/s/ David Mersky
Number of Shares: 100%

	Witness:	/s/ Reid Johnson
Reid Johnson

	Witness:	/s/ Kinilore LaBlonde
Kinilore LaBlonde

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EXHIBIT A

SELLER'S DISCLOSURE OF LIABILITIES AND CLAIMS

NONE

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EXHIBIT B

SELLER'S DISCLOSURE RELATED PARTY TRANSACTIONS

NONE.

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SCHEDULE 6.1

DISCLOSURE AND SETTLEMENT OF LIABILITIES AND CLAIMS

("TRADE PAYABLES")

PER DOCUMENT "IMBUTEK HOLDINGS CORP. SUMMARY OF BASIC TERMS"

I.	Trade Payables

a.	Take cash at a discount, or exchange debt for convertible debenture with terms as follows
i.	Price floored at $.04.
ii.	Use 3(A)10 nulify holding period
iii.	Lockdown-leakout agreement as above including depository reporting requirement.

Sibannac, Inc.

A/P Aging Summary

As of June 30, 2017

	Current	1-30	31-60	61-90	91 and over	Total
Breakwater Finance					5,000.00	5,000.00
Distil Networks, Inc.					45,000.00	45,000.00
Fidelity Media					7,000.00	7,000.00
Hollie Banks					4,000.00	4,000.00
Michael Littman Esq					7,139.00	7,139.00
Patrick Kimerer					2,000.00	2,000.00
Grateful Ventures						27,000.00
Sandbox, LLC	14,506.57

TOTAL	$14,506.57	$ –	$ –	$ –	$70,139.00	$111,645.57

Breakwater Finance, whose principal is Paul Dickman, has agreed to sell 400,000 of his 600,000 shares back to the company for $5,000 as settlement for services rendered.

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SCHEDULE 6.2

DISCLOSURE AND SETTLEMENT OF LIABILITIES AND CLAIMS

("CONVERTIBLE NOTE FOR $250,000.00")

PER DOCUMENT "IMBUTEK HOLDINGS CORP. SUMMARY OF BASIC TERMS"

II.	Note Holders
a.	Convert existing $250,000 note to a convertible debenture with a conversion rate of $0.04 (four cents).
b.	Utilize 3(A)10 to nullify holding period
c.	Agree to lock down Leak-out Agreement with same limits - the greater of $2,500 per day or 10% of shares sold volume.
d.	Sales are capped at $0.05 (five cents) with any overage being returned to the treasury account of Company via Form D filing.
i.	Holder will arrange for their depository account to report daily sales to Company.

Limits can be amended only by Board resolution.

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SCHEDULE 6.3

DISCLOSURE AND SETTLEMENT OF LIABILITIES AND CLAIMS

("$86,000.00 CONVERTIBLE NOTE AT $0.10 PER SHARE")

Schedule of Debt

A total of $86,000 was lent to Sibannac, Inc. The debt holders listed below have agreed to convert this debt at ten cents per share based upon Sibannac Inc. issued and outstanding as of June 2811\ 2017.

Debt was incurred as follows:

Travis Hair

February 2016

Originally lent Sibannac $50,000 against accounts receivables. By agreement he was to have had the $50,000 repaid and receive an additional $5,000 in interest. $50,000 repaid in full on June, 7 2016, but the $5,000 interest is still outstanding.

June 29, 2016:

$25,000 lent to Sibannac. This is still outstanding.

December 12, 2016:

$5,000 lent to Sibannac. Still outstanding.

June 28, 2017

$23,500 lent to Sibannac. Still outstanding.

Subtotal Travis Hair: $58,500.00

Steve Kerr

January 4, 2017:

$5,000 lent to Sibannac. Still outstanding.

June 28, 2017

$22,500 lent to Sibannac. Still outstanding.

Subtotal Steve Kerr: $27,500.00

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Imbutek Holdings Corp.

SUMMARY OF BASIC TERMS

To the Board of Directors of Sibannac, Inc: The following is a summary of the basic terms and conditions as to our understanding of the arrangement between Imbutek Holdings Corp, a Nevada corporation (Company) and Beneficial Holders, (Insiders), noteholders, and creditors.

I.	Insiders: No 3(A)10 required. Offered to Insiders of 500,000 or more common shares
a.	Retain Stock
i.	Agreement is based on issuing 56,300,000 (split forward from 11,300,000 currently) to the aggregate group of Insiders after the split.
ii.	Keep existing stock and agree to lock down leak-out agreement whereas holder can sell 25% of holdings every quarter. Limits are the greater of $2,500 per day or 10% of shares sold volume for non-affiliates.
iii.	Price floor of $0.011 with a ceiling of $0.0135. Any overage will be returned to the treasury of Company via a Form D filing.
iv.	Holders will arrange for their depository account to report daily sales to Company.
v.	Limits can be amended only by Board resolution.
b.	Additional option to Insiders.
i.	Any insider can invest an additional 50% above his original investment and receive a convertible debenture with a conversion rate of $0.04. The debenture will have no limit as to price, but will have a statutory holding period of 6 (six) months. During this 6 (six) month period retains the right, but not the obligation to repurchase the note at principal plus 15% annual interest rate. If Insider chooses to add Option II, the Leak-out Agreement will be accelerated to 9 (nine) months in total or 33.333% per quarter.

II.	Note Holders
a.	Convert existing $250,000 note to a convertible debenture with a conversion rate of $0.04 (four cents).
b.	Utilize 3(A)10 to nullify holding period
c.	Agree to lock down Leak-out Agreement with same limits - the greater of $2,500 per day or 10% of shares sold volume.
d.	Sales are capped at $0.05 (five cents) with any overage being returned to the treasury account of Company via Form D filing.
i.	Holder will arrange for their depository account to report daily sales to Company.
ii.	Limits can be amended only by Board resolution.

III.	Trade Payables
a.	Take cash at a discount, or exchange debt for convertible debenture with terms as follows
i.	Price floored at $.04.
ii.	Use 3(A)10 nulify holding period
iii.	Lockdown-leakout agreement as above including depository reporting requirement.

IV.	Kirk
a.	Exercise put- cash out note payable. Company will pay the approximate $37,000 tax on sale of stock portion. Note payoff portion is not taxable.
b.	Or continue to carry on books.

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